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                 UNITED STATES SECURITY AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

   Von Hoff                           Daniel                 D.
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   (Last)                            (First)              (Middle)

c/o Genta Incorporated
Two Connell Drive
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                                    (Street)

Berkeley Heights                        NJ                  07922
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

Genta Incorporated (Nasdaq: GNTA)
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3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)

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4.   Statement for Month/Year

December 31, 2001
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5.   If Amendment, Date of Original (Month/Day/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   From:     7.
                                      2.            3.           (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      Transaction   Transaction  -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Date          Code                         (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     (Month/       (Instr. 8)       Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Day/Year)     Code V                       (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock, par value $.001
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.
                                 SEC1474 (3-99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

====================================================================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    form of
                    Conver-           4.       5.                              7.                         ative     Deriv-   11.
                    sion              Trans-   Number of                       Title and Amount           Bene-     ative    Nature
                    or                action   Derivative    6.                of Underlying     8.       ficially  Secur-   of
                    Exer-             Code     Securities    Date              Securities        Price    Owned     ity:     In-
                    cise     3.       (Instr.  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       at End    Direct   direct
                    Price    Trans-   8)       or Disposed   Expiration Date   ----------------  Deriv-   of        (D) or   Bene-
1.                  of       action   -------- of (D)        (Month/Day/Year)            Amount  ative    Issuer's  In-      ficial
Title of            Deriv-   Date      C       (Instr. 3,    ----------------            or      Secur-   Fiscal    direct   Owner-
Derivative          ative    (Month/   o       4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/      d       ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)     e   V    A   D        cisable  Date     Title     Shares  5)       4)        4)       4)
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Options to acquire  $6.75    1/12/00  A5                     1/12/01  1/12/10  Common    50,000
Common Stock (1)                                                               Stock,
                                                                               par
                                                                               value
                                                                               $.001
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Options to acquire  $6.75    1/12/00  A5                     3/27/01  3/27/10  Common    25,000
Common Stock (2)                                                               Stock,
                                                                               par
                                                                               value
                                                                               $.001
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Options to acquire  $14.15   12/13/01 A                      12/13/01 12/13/11 Common    6,667            81,667       D
Common Stock (2)                                                               Stock,
                                                                               par
                                                                               value
                                                                               $.001
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====================================================================================================================================

Explanation of Responses:

(1) These options were granted upon election as a Director of Genta Incorporated. These options are fully vested.

(2) These options were granted upon attendance to Genta Incorporated Board of Director's meeting. These options are fully vested.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


/s/ Daniel D. Von Hoff                                   February 13, 2002
---------------------------------------------            -----------------------
**Signature of Reporting Person                          Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.